Exhibit 8(B)

[Kennedy & Baris, L.L.P. Letterhead]

May 26, 2006

James Monroe Bancorp, Inc.
3033 Wilson Boulevard
Arlington, VA 22201

  RE:
  Merger of James Monroe Bancorp, Inc. into Mercantile Bankshares Corporation

Ladies and Gentlemen:

        We have acted as special counsel to James Monroe Bancorp Corp ("JMBI") in connection with the Agreement and Plan of Merger, dated as of March 27, 2006, and related Plan of Merger (the "Agreement"), by and between JMBI and Mercantile Bankshares Corporation ("Mercantile") and the transactions contemplated thereby, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the "Registration Statement") which includes the Proxy Statement/Prospectus (the "Proxy Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. This opinion is furnished to you pursuant to Section 10.03(b) of the Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings attributed to them in the Agreement.

        In connection with this opinion, we have reviewed the Merger Agreement, the Proxy Statement and such other documents as we have deemed appropriate, and have made such examinations and investigations of the legal and factual matters as we have deemed advisable. For purposes of this opinion we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger would be consummated strictly in the manner described in the Merger Agreement and the Proxy Statement, and (iii) that the representations made to us by appropriate officers of JMBI and Mercantile in accordance with the Agreement are and will remain accurate and complete.

        On the basis of the foregoing, and assuming that the facts and representations set forth in the officers' certificates provided to us by JMBI and Mercantile are and will remain true and accurate, we are of the opinion that for federal income tax purposes: (1) the Merger will be a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) each of JMBI and Mercantile will be a party to the reorganization within the meaning of Section 368(b) of the Code.

        We are also of the view that the material United States federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Summary—Material United States Federal Income Tax Consequences" and "The Merger—Material United States Federal Income Tax Consequences."

        The opinions expressed above are based on existing provisions of the Code, existing Treasury regulations, published interpretations by the Internal Revenue Service of the Code and such Treasury regulations, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied, and may result in federal income tax consequences that differ from those reflected in the opinions set forth above. Further, you should be aware that opinions of counsel have no official status and are not binding on the Internal Revenue Service or the courts. Accordingly, we can provide no assurance that the interpretation of the federal income tax laws set forth in our opinions will prevail if challenged by the IRS in an administrative or judicial proceeding.

        We have assumed that each transaction contemplated herein will be carried out strictly in accordance with the Agreement. Any variance in the facts may result in Federal income tax consequences that differ from those reflected in the opinions set forth above.

        We undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts or in the documents on which this opinion is based, or an inaccuracy in any of the representations upon which we have relied in rendering this opinion.

        We express no opinion with respect to any matter not specifically addressed by the foregoing opinions, including U.S. federal income tax consequences that may vary with, or are contingent upon, a shareholder's individual circumstances, state or local tax consequences, or any federal, state, or local issue not specifically referred to and discussed above including, without limitation, the effect on the matters covered by this opinion of the laws of any other jurisdiction.

        This letter is delivered for the benefit of the specified addressees, in connection with the specified transaction, and may not be relied upon by any other person, or in any other context. No portion of this letter may be quoted or otherwise referred to in any document or delivered to any other person or entity without our express written consent. This opinion letter is rendered as of the date set forth above. We consent to the use of this opinion as an exhibit to the S-4 and to references to this firm in the S-4 under the heading "The Merger—Material United States Federal Income Tax Consequences." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Circular 230 Disclosure

        To comply with certain Treasury regulations, we inform you that (i) this opinion letter was written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion letter was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person, and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                              Very truly yours,

                              /s/ Kennedy & Baris, L.L.P.